QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21

List of Subsidiaries

LaBranche & Co. LLC

LaBranche Financial Services, Inc.

LaBranche Structured Products, LLC

LaBranche Structured Products Specialists, LLC

LaBranche & Co. B.V.

LABDR Services, Inc.

QuickLinks

List of Subsidiaries